Exhibit 99.1

April 14, 2006

Mr. Kevin G. Wills

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

Dear Kevin:

On May 13, 2005 the Human Resources and Compensation Committee of the Board of Directors awarded to you 20,000 shares of restricted stock (the “2005 Award”) pursuant to the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”), 10,000 shares of which would vest on May 11, 2007 and 10,000 shares of which would vest on May 11, 2008 if you remained continuously employed by the Company to those dates. The first installment of the 2005 Award was void as it did not comply with the terms of the 2004 Plan, which requires a three-year restriction period for all restricted stock awards.

In lieu of, and in substitution for, the voided first installment of the 2005 Award, the Company will pay to you within five business days after May 11, 2007 an amount in cash equal to the sum of (i) and (ii), with (i) being the product of (A) the New York Stock Exchange closing price of the Company’s Common Stock on May 11, 2007 and (B) 10,000, and (ii) being the product of (A) the total per-share dividends paid with respect to the Company’s Common Stock (valued at fair market value if paid other than in cash) from and after May 13, 2005 to and including May 11, 2007 and (B) 10,000, less deductions for payroll taxes and similar assessments as required by law. The payment referred to in the preceding sentence is referred to as the “Cash Payment.” Except as provided in the next two paragraphs, to be eligible to receive the Cash Payment you must be continuously employed by the Company to and including the close of business on May 11, 2007. If the Cash Payment does not vest it will be immediately forfeited.

If a Change in Control (as defined in the 2004 Plan) occurs and all then-unvested shares of restricted stock awarded by the Company to its associates immediately vest, either in accordance with the 2004 Plan or as a result of action by the Company’s Board of Directors, then the Cash Payment (including any dividends) will immediately vest as provided in the next sentence. To calculate the amount of the Cash Payment in accordance with the preceding sentence the Company will use the per-share consideration paid to the Company’s shareholders with respect to their shares of the Company’s common stock as a result of the Change in Control instead of the New York Stock Exchange closing price.

If your employment is terminated in accordance with section 5(a) of your Employment Agreement dated May 13, 2005 (the “Employment Agreement”), the Cash Payment (including any dividends) will immediately vest to the same extent as restricted stock awards would vest in accordance with section 5(b)(ii) of the Employment Agreement upon a termination of your employment. If immediate vesting occurs, the Company will make the payment within five business days following the termination of your employment. To calculate a Cash Payment that immediately vests in accordance with the preceding sentence, the Company will use the New York Stock Exchange closing price of the Company’s common stock on the date of termination of your employment, and if termination occurs at the time of or following a Change in Control, the Cash Payment will be calculated in accordance with the preceding paragraph.

This letter agreement amends section 3(d) of the Employment Agreement by eliminating the Company’s obligation to award to you the first installment, 10,000 shares of restricted stock, of the 2005 Award.

This letter agreement will be governed by and construed in accordance with the laws of the State of Tennessee.

Saks Incorporated

/S/ CHARLES J. HANSEN
Charles J. Hansen
Executive Vice President and General Counsel

Agreed

/S/ KEVIN G. WILLS
Kevin G. Wills

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